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                                                                     EXHIBIT 5.2


                     [OSLER, HOSKIN & HARCOURT LETTERHEAD]


                                                      OUR MATTER NUMBER: 1030861

September 25, 2003

Moore Wallace Incorporated
MH Holdings Limited
c/o Moore Wallace Incorporated
1200 Lakeside Drive
Bannockburn, Illinois
60015-1243

Ladies and Gentlemen:

MOORE NORTH AMERICA FINANCE, INC.
REGISTRATION STATEMENT ON FORM S-4

In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of U.S. $403 million aggregate principal amount of 7 7/8% Senior Notes due 2011 (the "Exchange Notes") of Moore North America Finance, Inc. (the "Company") to be issued in exchange for the Company's outstanding 7 7/8% Senior Notes due 2011 and related guarantees pursuant to (i) the Indenture, dated as of March 14, 2003 (the "Indenture"), by and between the Company and Bank One, N.A., as trustee (the "Trustee"), (ii) the Supplemental Indenture, dated as of May 15, 2003, by and among the New Guarantors (as defined therein), the Company and the Trustee, (iii) the Second Supplemental Indenture, dated as of September 18, 2003, by and among the Company, the Guarantors (as defined therein), and the Trustee, and (iv) the Registration Rights Agreement, dated as of March 14, 2003 (the "Registration Rights Agreement"), by and among the Company, the Representatives (as defined therein) and Moore Wallace Incorporated (formerly known as Moore Corporation Limited), a corporation continued under the Canada Business Corporations Act ("Moore"), we, as your special Ontario counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the guarantees of the Exchange Notes (the "Guarantees") by Moore and its subsidiary MH Holdings Limited have been duly authorized by each of them.

We are barristers and solicitors qualified to practice law in the Province of Ontario and our opinion expressed above is limited to the laws of such Province and the laws of Canada applicable therein and should not be relied upon, nor is it given, in respect of the laws of any other jurisdiction. The opinions in this letter are given solely for the benefit of the addressees hereof in connection with the transaction referred to herein and may not, in whole or in part, be relied upon by any other person other than Sullivan & Cromwell LLP, counsel to the Company,


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OSLER,
HOSKIN &
HARCOURT LETTERHEAD


                                                                          Page 2


which may rely on the opinions in this letter for the purposes of the opinions it is rendering in connection with the Registration Statement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Validity of the Exchange Notes" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

(Signed) Osler, Hoskin & Harcourt LLP



RWP